Exhibit 10.6

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into effective as of July 1, 2021 (the “Effective Date”) by and between Theia Therapeutics, Inc., a Delaware corporation with its principal place of business at 628 Middlefield Road, Palo Alto, CA 94301 (the “Company”), and Napoleone Ferrara, M.D., an individual with an address at [***] (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:

1.	Services and Compensation

Consultant shall perform the services described in Exhibit A (the “Services”) for the Company (or its designee), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

2.	Confidentiality

A. Definition of Confidential Information. “Confidential Information” means any information technical data, trade secrets or know-how, including, but not limited to, research and product plans, products, services, markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information disclosed to Consultant by Company either directly or indirectly in writing, orally or otherwise. Confidential Information also includes all Inventions (as defined below) and any other information or materials generated in connection with the Services. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant, or (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. Nothing in this Agreement is intended to deny workers the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law.

B. Nonuse and Nondisclosure. During and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) subject to Consultant’s right to engage in Protected Activity (as defined below), disclose the Confidential Information to any third party without the prior written consent of an authorized representative of the Company, except that Consultant may disclose Confidential Information to the extent compelled by applicable law; provided, however, prior to such disclosure, Consultant shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section 2.B shall continue after the termination of this Agreement.

C. Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D. Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

3.	Ownership

A. Assignment of Inventions. Consultant agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”) are the sole property of the Company. Consultant also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions.

B. Pre-Existing Materials. Subject to Section 3.A, Consultant will provide the Company with prior written notice if, in the course of performing the Services, Consultant incorporates into any Invention or utilizes in the performance of the Services any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Consultant or in which Consultant has an interest, prior to, or separate from, performing the Services under this Agreement (“Prior Inventions”), and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not incorporate any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by any third party into any Invention without Company’s prior written permission, including without limitation any free software or open source software.

C. Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D. Maintenance of Records. Consultant agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Consultant (solely or jointly with others) during the term of this Agreement, and for a period of three (3) years thereafter. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that is customary in the industry and/or otherwise specified by the Company. Such records are and remain the sole property of the Company at all times and upon Company’s request, Consultant shall deliver (or cause to be delivered) the same.

E. Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions. Consultant further agrees that Consultant’s obligations under this Section 3.E shall continue after the termination of this Agreement.

F. Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

4.	Conflicting Obligations

A. Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement.

B. Consultant agrees that, during the term of this Agreement, Consultant will not directly or indirectly (i) provide any services in the Field of Interest (as defined below) to any other business or commercial entity, (ii) provide any services for any business or commercial entity that is competitive with the Company (including any business or commercial entity that is engaged in, or is reasonably likely to become engaged in, the Field of Interest), or (iii) participate in the formation of any business or commercial entity that is engaged in the Field of Interest or otherwise competitive with the Company. Without limiting the foregoing, Consultant agrees to (a) segregate Consultant’s Services performed under this Agreement from Consultant’s work performed for Outside Companies (as defined below) or any other employer (including the University of California) so as to minimize any questions of disclosure of, or rights under, any inventions, (B) notify the Chief Executive Officer or President of the Company if at any time Consultant believes that such questions may result from his performance under this Agreement and (C) assist the Company in fairly resolving any questions in this regard which may arise. The Services performed hereunder will not be conducted on time that is required to be devoted to any third party. Consultant shall not use the funding, resources or facilities of any third party to perform Services hereunder and shall not perform the Services hereunder in any manner that would give any third party rights or access to the product of such Services. Consultant represents that Exhibit B sets forth a complete list companies for which Consultant is providing services (“Outside Companies”) as of the Effective Date, and Consultant shall promptly notify the Chief Executive Officer or President of the Company in writing in the event that Consultant intends to provide services for any other companies subsequent to the Effective Date that are not listed on Exhibit B. For purposes of this Agreement, “Field of Interest” means pharmaceutical products for the treatment or prevention of vascular endothelial growth factor (VEGF) related diseases of the eye.

5.	Return of Company Materials

Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property (which Consultant will promptly delete), those records maintained pursuant to Section 3.D and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control.

6.	Term and Termination

A. Term. The term of this Agreement will begin on the Effective Date and will continue until June 30, 2022, unless earlier terminated as provided in Section 6.B or extended by mutual written agreement of the Parties.

B. Termination. Either Party may terminate this Agreement upon giving the other Party at least sixty (60) days prior written notice of such termination pursuant to Section 12.G of this Agreement. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement (including a breach of Section 4).

C. Survival. Upon any termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1) The Company will pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement; and

(2) Section 2 (Confidentiality), Section 3 (Ownership), Section 4.B (Conflicting Obligations), Section 5 (Return of Company Materials), Section 6 (Term and Termination), Section 7 (Independent Contractor; Benefits), Section 8 (Indemnification), Section 9 (Nonsolicitation), Section 10 (Limitation of Liability), Section 11 (Arbitration and Equitable Relief), and Section 12 (Miscellaneous) will survive termination or expiration of this Agreement in accordance with their terms.

7.	Independent Contractor; Benefits

A. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B. Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401k participation. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

8.	Indemnification

Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees, contractors or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by Consultant of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole, or in part, from the Company’s use of the Inventions or other deliverables of Consultant under this Agreement.

9.	Nonsolicitation

To the fullest extent permitted under applicable law, from the date of this Agreement until twelve (12) months after the termination of this Agreement for any reason (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit any of the Company’s employees to leave their employment, or attempt to solicit employees of the Company, either for Consultant or for any other person or entity. Consultant agrees that nothing in this Section 9 shall affect Consultant’s continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, Consultant’s obligations under Section 2.

10.	Limitation of Liability

IN NO EVENT SHALL COMPANY BE LIABLE TO CONSULTANT OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL COMPANY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO CONSULTANT UNDER THIS AGREEMENT FOR THE SERVICES, DELIVERABLES OR INVENTION GIVING RISE TO SUCH LIABILITY.

11.	Arbitration and Equitable Relief

Company and Consultant agree that any dispute or controversy arising out of, in relation to or in connection with this Agreement, or the making, interpretation, construction, performance or breach hereof, shall be finally settled by binding arbitration in San Francisco, California under the then current rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with such rules. The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the Parties. Each Party shall bear the cost of its own attorneys’ fees and expert witness fees.

12.	Miscellaneous

A. Public Disclosure. Consultant agrees that (i) the Company may publicly disclose that Consultant provides consulting services as to the Company and may use the name, biography and picture of Consultant on the Company’s website and marketing and advertising materials and (ii) Consultant shall obtain the Company’s prior written approval before submitting for publication or presentation any proposed publication, abstract or public presentation regarding any construct, product or product candidate that is undergoing development or commercialization by the Company, or any related construct, product or product candidate.

B. Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California.

C. Assignability. This Agreement will be binding upon Consultant’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.

D. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties. Consultant represents and warrants that Consultant is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the Parties in such exhibit or schedule.

E. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

F. Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

G. Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

H. Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 12.G.

(1) If to the Company, to:

Theia Therapeutics, Inc.

c/o Samsara BioCapital

628 Middlefield Road

Palo Alto, CA 94301

Attention: Kourous Rezaei, MD

(2) If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

I. Attorneys’ Fees. Subject to Section 11, in any legal action that is brought by one of the Parties to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

J. Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document. Counterpart signature pages delivered via facsimile or e-mail in PDF or similar electronic format shall be deemed binding as originals.

K. Protected Activity Not Prohibited. Consultant understands that nothing in this Agreement shall in any way limit or prohibit Consultant from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and

Exchange Commission (“Government Agencies”). Consultant understands that in connection with such Protected Activity, Consultant is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Consultant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Consultant further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Pursuant to the Defend Trade Secrets Act of 2016, Consultant is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(The remainder of this page is intentionally left blank. The signature page follows.)

The Parties hereto have executed this Consulting Agreement as of the Effective Date.

CONSULTANT		THEIA THERAPEUTICS, INC.

Signature:	/s/ Napoleone Ferrara, M.D.	Signature:	/s/ Kourous Rezaei, MD

Print Name: Napoleone Ferrara, M.D.		Print Name: Kourous Rezaei, MD

Title: President

Address for Notice:

EXHIBIT A

SERVICES AND COMPENSATION

1. Contact. Consultant’s principal Company contact:

Name: Kourous Rezaei, MD

Title: President

Email: [***]

Phone: [***]

2. Services. Consultant will serve as a senior scientific adviser to the Company and be available to provide scientific, technical and medical advice to support the Company’s research and development activities. Consultant acknowledges that the Services provided shall include a reasonable amount of direct interaction with the Company (whether in person, by teleconference or videoconference, by email or otherwise) as may be requested by the Company from time to time during the term of this Agreement.

3. Compensation.

A. The Company will pay Consultant $4,166.67 per month for a total of $50,000 per year.

B. The Company will reimburse Consultant, in accordance with Company policy, for all reasonable travel and business expenses incurred by Consultant in performing the Services pursuant to this Agreement, if Consultant receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.

Every month, Consultant shall submit to the Company a written invoice for Services and expenses, and such statement shall be subject to the approval of the contact person listed above or other designated agent of the Company. The Company will remit payment for properly submitted and approved invoices within thirty (30) days following invoice submission.

This Exhibit A is accepted and agreed upon as of the Effective Date.

CONSULTANT		THEIA THERAPEUTICS, INC.

Signature:	/s/ Napoleone Ferra, M.D.	Signature:	/s/ Kourous Rezaei, M.D.

Print Name: Napoleone Ferrara, M.D.		Print Name: Kourous Rezaei, M.D.

Title: President